Exhibit 99.1

Excel Trust to Add $92.5M Center to Portfolio

SAN DIEGO, (BUSINESS WIRE) – Excel Trust, Inc., a retail focused real estate investment trust (REIT), has signed a $92.5M contract to acquire a 739,234 square foot retail shopping center (of which 597,787 is owned) in Stockton, California. Built in 2004, the center is anchored by Lowe’s, Target (non-owned), Kohl’s, Sports Authority, JoAnn’s Fabrics, Ross Dress for Less, and Bed, Bath & Beyond. The property includes thirteen single tenant outparcels including Wells Fargo, Bank of America, Starbucks, Panera, Wendy’s and Sonic Drive-In. The property is adjacent to the Interstate 5 Freeway, (100,000 vehicles per day) and is currently 99% leased. Stockton is the thirteenth largest city in California and has experienced population growth of over 30% the last decade. The average household income in a three mile radius is estimated to be $83,708 (Source: Claritas, September 2010).

About Excel Trust, Inc.

Excel Trust, Inc. is a retail focused REIT that targets community and power centers, grocery anchored neighborhood centers and freestanding retail properties. The Company intends to elect to be treated as a REIT, for U.S. federal income tax purposes, commencing with the taxable year ending December 31, 2010. Excel Trust trades publicly on the NYSE under the symbol “EXL”. For more information on Excel Trust, Inc., please visit www.exceltrust.com.

Forward Looking Statements

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases. These statements include, but are not limited to, discussions related to the Company’s expectations regarding the performance of its business, its liquidity and capital resources and other non-historical statements. These forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. When used in this release, the words “believe,” “anticipate,” “estimate,” “expect,” “intend” and similar expressions are intended to identify forward-looking statements. Although management believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that these expectations will prove to have been correct.

SOURCE: Excel Trust, Inc.

Excel Trust, Inc.

Matt Romney, SVP, Capital Markets

858-613-1800

info@exceltrust.com

www.exceltrust.com